Walgreen Co. Webcast
Fourth Quarter Ending Aug. 31, 2006

Sept. 25, 2006
Hello, and welcome to Walgreens audio Webcast for the fourth quarter and fiscal year ending Aug. 31, 2006. I’m Rick Hans, Walgreens Director of Finance, and I’d like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K for the fiscal year ended August 31, 2005, for a discussion of factors as they relate to forward-looking statements.

Recent News
Before we review our earnings, I’d like to address Wal-Mart’s announcement last week regarding the selected generic medications that they’ll offer for $4. Our initial review of the program leads us to believe it won’t significantly impact our business. Nearly 95 percent of our pharmacy patients have prescription insurance coverage, meaning they’re responsible only for a small co-pay. For the 291 drugs that Wal-Mart will sell for $4, the average co-pay at Walgreens is $5.30. And for Medicare Part D patients, it’s only $3.18.

I should also point out that Wal-Mart’s program covers less than 300 generic medications, while our pharmacies stock about 1,800 different generics. Over the years, our convenience, locations and services have proven to be bigger factors for our patients than a few dollars in price difference.

[Preliminary and unaudited]
Sales and Earnings
Getting back to our earnings results, today we announced our 32nd consecutive year of record sales and profits, while we recorded our biggest store expansion year in company history. Including acquisitions and stores affected by Hurricane Katrina, we had a net increase of 476 new stores in fiscal 2006. We plan even more organic growth in fiscal 2007 with the anticipated opening of 500 new drugstores, for a net increase after relocations and closings of more than 400 stores.

This past fiscal year saw other significant developments at Walgreens:

•	We increased our quarterly dividend 19.2 percent.
•	In the front-end - or non-pharmacy - side of the store, we gained market share in 58 of our top 60 core categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.
•	We acquired Schraft’s A Specialty Pharmacy and Medmark Specialty Pharmacy Solutions as part of our expansion in the fast growing specialty pharmacy industry.
•	We saw greater use of generic prescription drugs, which help lower overall drug costs while increasing gross profit margins.
•	And we opened our first in-store health clinics in the Kansas City and St. Louis metro markets.

Now, let’s take a look at the fourth quarter income statement. You’ll see our sales ended Aug. 31 were up 16.0 percent to a record $12.2 billion. Net earnings for the quarter were up 25.3 percent to $412 million or 41 cents per share, diluted.

Fiscal 2006 sales were up 12.3 percent to $47.4 billion, while fiscal year net earnings rose 12.3 percent to $1.75 billion or $1.72 per share, diluted.

Last year’s quarter includes $54.7 million of pre-tax expenses related to Hurricane Katrina. This year’s fourth quarter earnings were reduced by $18.8 million pre-tax for employee stock option program expenses, as required by accounting regulations. Last year, these options weren’t expensed. The quarter also includes $7.3 million in pre-tax litigation gains.

While this year’s earnings were reduced by $102.5 million pre-tax for employee stock option program expenses, they benefited from the reversal of $12.3 million of last year’s $54.7 million in estimated Hurricane Katrina pre-tax expenses. Fiscal 2005 also includes $26.3 million in pre-tax litigation gains versus the previously mentioned $7.3 million in fiscal 2006.

Walgreens prescription sales increased 18.0 percent in the fourth quarter and 13.3 percent for the year, even with the drag of a mild flu season last winter. Prescription sales in comparable drugstores - that’s stores open more than a year - rose 12.3 percent in the quarter and 9.2 percent for the year.

As many of you are well aware, we’re dispensing more generic drugs, which have higher profit margins than name-brand drugs but also slow our pharmacy sales increases because of their lower price. That’s why we believe a better indicator of pharmacy performance is the number of prescriptions filled. And in fiscal 2006, that number increased 8.1 percent to 529 million. On a comparable store basis, the number of prescriptions filled in fiscal 2006 increased 4.5 percent.

Total comparable drugstore sales were up 9.7 percent for the quarter and 7.7 percent for the year. Front-end comparable drugstore sales rose 5.2 percent for the quarter and 5.3 percent for the year.

Gross Profit Margins and SO&A
Our gross profit margins for the fourth quarter decreased 31 basis points versus the year-ago quarter to 27.64 as a percent to sales. This quarter includes a LIFO charge of $26.1 million versus a credit of $2.0 million a year ago. The total LIFO charge in fiscal 2006 was $95.3 million versus $67.8 million the previous year.

Also contributing to the margin decrease were lower pharmacy margins from additional Medicare Part D business along with the continued shift in our overall sales mix toward prescriptions, which carry lower margins than front-end merchandise.

Partially offsetting those factors was the introduction of new, higher margin generic medications. Front end margins increased slightly as a result of a shift in sales mix to higher margin items.

We recorded a 75-basis point decrease in selling, occupancy and administration expenses to 22.45 when measured as a percent to sales. Benefiting the SO&A ratio were the impact of hurricane expenses on last year’s quarter, and lower store salary and rent expenses as a percent of sales. Those factors were partially offset by expenses for employee stock option programs.

Tax Rate
The effective tax rate for this year’s fourth quarter was 36.7 percent versus 35.1 percent for the same period a year ago. Last year’s lower tax rate primarily resulted from foreign tax credit adjustments.

From the Balance Sheet and Statement of Cash Flows
The consolidated balance sheet and statement of cash flows can be found with our press release. For the year, cash and short-term investments increased from $1.1 billion to $1.3 billion as of Aug. 31.

Accounts receivable increased 47.7 percent, while accounts payable increased 38.4 percent. Both were driven by growth in our pharmacy benefit management business under the new Medicare Part D prescription plan.

LIFO inventories increased 8.2 percent versus a year ago on a fourth quarter sales gain of 16.0 percent. The improvement came mainly from lower days of supply at store level, both in the pharmacy and the front-end.

Finally on the statement of cash flows, capital expenditures in fiscal 2006 were $1.3 billion compared to $1.2 billion in 2005. The company expects to invest approximately $1.7 billion in fiscal 2007 on capital investments, reflecting an expected increase in new stores, technology and a new distribution center in South Carolina scheduled to open by summer 2007.

Share Repurchase Plan
For the fiscal year 2006, we repurchased 6.6 million shares of stock for $290 million under our four-year, $1 billion share repurchase plan announced in July 2004. To date, we have repurchased 15.2 million shares for $657 million.

Wrapup
With our 32nd consecutive year of record sales and earnings wrapped up, we’re looking forward to the opportunities that 2007 will present.

One of those opportunities continues to be the Medicare Part D prescription plan, under which we’re seeing more seniors fill their prescriptions at our pharmacies.

As I mentioned earlier, 2007 will be another big year for our expansion program. We’ll open about 500 new stores with a net gain after closings and relocations of more than 400 stores. We already have enough sites targeted in the U.S. to reach our goal of operating 7,000 stores in 2010. Work also continues on our new distribution center in South Carolina that’s scheduled to open by summer 2007. And we’re following that with another new facility in Connecticut in 2008.

We’ll continue seeking out innovative new products and services to make our stores even more compelling for our customers. A recent example of that is our inkjet printer cartridge refill service, which is available in about 1,500 stores nationwide. The convenience of refilling printer cartridges at our stores for half the price of a new cartridge gives customers another reason to visit us.

Finally, we plan to continue growing Walgreens Health Services, our managed care division, through a combination of the right acquisition opportunities and organic growth.

Thank you for listening. Once again, thanks for being a Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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